BLUCORA NAMES ENRIQUE VASQUEZ PRESIDENT OF WEALTH MANAGEMENT
Financial Industry Veteran Will Head Blucora’s Leading Tax-Smart
Wealth Management Business with $66 Billion in Assets*

IRVING, Texas, June 3, 2019 - Blucora, Inc. (NASDAQ: BCOR), a leading provider of tax-smart financial solutions that empower people’s goals, announced today that Enrique Vasquez has been named President of Wealth Management, effective today. In this role he will be responsible for all aspects of the company’s wealth management business across HD Vest and 1st Global.

“Enrique is a recognized wealth management leader who brings an impressive record of achievement,” said John Clendening, President and Chief Executive Officer of Blucora. “He’s an invaluable addition to our executive team and will play a vital role in growing our market presence in wealth management and delivering best-in-class products, service and solutions to our advisors and end-clients.”

Mr. Vasquez is an accomplished wealth management senior executive with more than 25 years of industry experience, including tax-focused wealth management. He served as President and CEO of Cetera Financial Specialists and a member of the executive leadership team of Cetera Financial Group and its predecessor firms for 12 years beginning in 2004. Prior to that he held senior roles in other leading financial services firms, including GE Capital and Societe Generale. Most recently, Mr. Vasquez has been the President, Owner and Area Developer of CareBuilders at Home of Illinois, an organization that provides personalized caregiving services to the senior population across the Chicago area.

Mr. Vasquez serves on the Morningstar Mutual Fund Trust board of trustees and previously served on the Advisory Board for Schwab Advisor Services, Year Up Chicago, as well as a Trustee of the Illinois Teachers Retirement System.
The company also announced today that Todd Mackay has been named Chief Business Operations and Development Officer. In this role Mr. Mackay will be responsible for operations across Blucora’s businesses as well as corporate development and select shared services functions. This is a key role in optimizing core operational efficiencies and driving inorganic growth and integration across Blucora.

“I’d like to thank Todd for his exceptional leadership as the interim head of our wealth management business,” Clendening continued. “Like any great leader, he leaves the role with the business in a better position than when he began, and I’m looking forward to seeing him excel in this new role as we continue on our growth trajectory as a company.”

About Blucora®
Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, pioneering tax-smart financial solutions that empower people’s goals. Blucora operates in two segments, including wealth management, through its HD Vest and 1st Global businesses, the No. 1 and No. 2 tax-focused broker-dealers, respectively, with a combined $66 billion in total client assets as of March 31, 2019, and tax preparation, through its TaxAct business, the No. 3 tax preparation software by market share with approximately 3 million consumer and professional users. With integrated tax and wealth management, Blucora is uniquely positioned to provide better long-term outcomes for customers with holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

*As of March 31, 2019

Contact:
Bill Michalek
Blucora Investor Relations
(972) 870-6463